Exhibit 6.4

SALES MARKETING AGREEMENT

THIS AGREEMENT is dated the EFFECTIVE DATE below and is BY AND BETWEEN: SkyAuction.com, Inc., “Sky,” and Restaurant.com, Inc., “RDC” each a “Party,” and is joined in by “uBid” below, and collectively the “Parties”). This Agreement is effective as of July 1, 2020. The Parties agrees as follows:

Reference is made to the RDC-Merchant Promotion Agreement dated April 20, 2020 with Sky, the “Original Agreement.” This Agreement is in addition to the Original Agreement and to the extent applicable, the Original Agreement provisions address the interaction between the Parties as to the subject but should a conflict arise between the terms, this Agreement shall control.

Ubid agrees to arrange for RDC to offer products provided by SKY on the RDC website and via emails to RDC customer base. RDC agrees. RDC agrees to send one email on alternate weeks for Sky to its full mailing list with offers exclusively from SKY. On the alternate weeks where Sky is not the sole provider of products, RDC agrees to feature Sky products in addition to offering products from other suppliers of RDC. The selling prices to the RDC customers will be set by Sky. RDC will be responsible for processing orders and payments from customers and distribution of the Certificates to customers. RDC will receive as compensation 7.5% of the gross sale to the customer. RDC will promptly pay Sky the amount due (93.5% of the gross sale) on the 15th day of the following calendar month of the month of the sale for the duration of this Agreement.

SkyAuction accounts payable in an amount of up to $40,000 set forth in Exhibit A attached hereto shall be assumed by uBid.

This Agreement terminates on January 1, 2022.

This Agreement may only be amended or modified or assigned at any time, and from time to time, in writing, executed by the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signatures are valid if exchanged in person, by fax, or by email.

SKYAUCTION.COM, INC.

By:
Officer:
Title:

RESTAURANT.COM, INC.

By:
Officer:
Title:

“UBID”

RDE, Inc. formerly known as UBID HOLDINGS, INC.

By:	/s/ Ketan Thakker
Name:	Ketan Thakker
Title:	President and CEO